Exhibit 99.1
PRESS RELEASE

FLEX APPOINTS MARYROSE T. SYLVESTER TO ITS BOARD OF DIRECTORS

San Jose, Calif., September 27, 2022 – Flex (NASDAQ: FLEX) today announced that Maryrose T. Sylvester, a seasoned executive and strategic, growth-oriented leader, has joined the Company’s Board of Directors, effective September 23, 2022. Ms. Sylvester has also been named as a member of the Company’s Compensation and People Committee.

Ms. Sylvester has significant experience transforming industrial businesses, and is passionate about technology, innovation and automation. She also has extensive expertise in delivering technology-enabled and energy-efficient sustainable solutions.

Most recently, from June 2019 to August 2020, Ms. Sylvester served as U.S. Managing Director and U.S. Head of Electrification for ABB Group, a global technology company, operating mainly in the areas of electrification, robotics, power, and automation. Prior to joining ABB Group, Ms. Sylvester spent more than 30 years at GE, serving most recently as President and CEO of Current, a digital power service business delivering integrated energy systems. Before this role, she was President and CEO of GE Lighting, a leading global lighting provider, and President and CEO of GE Intelligent Platforms, an industrial automation provider. Ms. Sylvester began her career at GE in supply chain where she held several positions of increasing responsibility including Director of Sourcing for GE Lighting in Budapest, Hungary, and Global Sourcing Director for GE Lighting.

Ms. Sylvester also serves on the board of directors of Harley-Davidson, Inc., the iconic American motorcycle manufacturer, Waste Management, Inc., a leading provider of comprehensive waste management environmental services, and Vontier Corporation, a global industrial technology company. Ms. Sylvester holds an undergraduate degree in Procurement and Production Management from Bowling Green State University and an MBA from Cleveland State University.

“Maryrose’s extensive experience leading global businesses, coupled with her proven track record of driving growth through effective business strategies and innovation, make her a great addition to our Board,” said Michael D. Capellas, Chair of the Flex Board. “We are proud to have Maryrose join our Board, and we look forward to her valuable perspectives and contributions.”

About Flex

Flex (Reg. No. 199002645H) is the diversified manufacturing partner of choice that helps market-leading brands design, build and deliver innovative products that improve the world. Through the collective strength of a global workforce across approximately 30 countries with responsible, sustainable operations, Flex delivers advanced manufacturing solutions and operates one of the most trusted global supply chains, supporting the entire product lifecycle with fulfillment, after-market and circular economy solutions for diverse industries.

Contacts

Media & Press
Mark Plungy
Director, Corporate Integrated Communications
(408) 442-1691
Mark.Plungy@flex.com

Investors & Analysts
David Rubin
Vice President, Investor Relations
(408) 577-4632
David.Rubin@flex.com